    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 1998

                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                             SL GREEN REALTY CORP.
             (Exact name of registrant as specified in its charter)

                           MARYLAND                                                       13-3956775
(State or other jurisdiction of incorporation or organization)             (I.R.S. employer identification number)

                         ------------------------------

                             70 WEST 36(TH) STREET
                            NEW YORK, NEW YORK 10018
                                 (212) 594-2700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                STEPHEN L. GREEN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             70 WEST 36(TH) STREET
                            NEW YORK, NEW YORK 10018
                                 (212) 594-2700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                    COPY TO:
                            MICHAEL F. TAYLOR, ESQ.
                                BROWN & WOOD LLP
                       ONE WORLD TRADE CENTER, 58TH FLOOR
                              NEW YORK, N.Y. 10048
                                 (212) 839-8602
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                           PROPOSED MAXIMUM       AMOUNT OF
                                                                                          AGGREGATE OFFERING     REGISTRATION
                          TITLE OF EACH CLASS OF SECURITIES(1)                               PRICE(2)(3)            FEE(2)
Preferred Stock, $0.01 par value........................................................
Common Stock, $0.01 par value...........................................................     $400,000,000          $111,200

(1) This Registration Statement also covers delayed delivery contracts which may be issued by the Registrant under which the counterparty may be required to purchase shares of preferred stock or common stock. Such contracts may be issued together with the specific Securities to which they relate. In addition, Securities registered hereunder may be sold separately, together or as units with other Securities registered hereunder.

(2) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of shares of preferred stock or Depositary Stock registered hereunder. The aggregate maximum offering price of all Securities issued pursuant to this Registration Statement will not exceed $400,000,000.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                  $400,000,000

                                     [LOGO]

                        COMMON STOCK AND PREFERRED STOCK
--------------------------------------------------------------------------------

    We may offer from time to time under this prospectus our common stock and preferred stock, which may be convertible into common stock, (collectively, the "securities") with an aggregate initial offering price of $400,000,000 on terms to be determined at the time of offering. We may issue the securities separately or together in one or more series, in amounts, at prices and on terms described in one or more prospectus supplements. The prospectus supplement for each offering of securities will contain specific information and terms for that offering. Such terms will include, where applicable, any initial public offering price of any common stock and the specific title and stated liquidation value, any distribution, liquidation, redemption, conversion, voting and other rights and initial public offering price of preferred stock.

    The prospectus supplement may also add, update or change information contained in this prospectus. It is important that you read both this prospectus and the prospectus supplement before you invest. The prospectus supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a security exchange of, the securities covered by the prospectus supplement.

    Investing in the securities involves certain risks. Risk Factors begin on page 4.

    We may offer the securities directly, through agents, or to or through underwriters. The prospectus supplement will describe the terms of that plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See "Plan of Distribution" on page 21 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

December 7, 1998

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    This document (and the documents that are incorporated by reference) contain forward-looking statements that are subject to risks and uncertainties. Shareholders are cautioned not to place undue reliance on such statements which only speak as of the date hereof. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections and plans and objections for future operations. You can identify forward looking statements by the use of forward looking expressions like "may," "will," "should," "expect," "anticipate," "estimate," or "continue" or any negative or other variations on such expressions. Many factors could affect our actual financial results, and could cause actual results to differ materially from those in the forward-looking statements. These factors include the following:

    - general economic or business conditions, either nationally or in New York City, being less favorable than expected;

    - demand for office space;

    - risks of real estate acquisition;

    - availability and creditworthiness of prospective tenants;

    - adverse changes in the real estate markets;

    - unanticipated increases occurring in financing and other costs;

    - competition with other companies;

    - legislative or regulatory changes adversely affecting real estate investment trusts and the real estate business; and

    - environmental and/or safety requirements.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not occur.

                              -------------------

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

    We have filed a Registration Statement on Form S-3, of which this Prospectus forms a part, to register the securities with the SEC. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

    The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

DOCUMENT                                                                         PERIOD
                                                             ----------------------------------------------

Annual Report on Form 10-K.................................  Year ended December 31, 1997

Quarterly Reports on Form 10-Q.............................  Quarters ended March 31, 1998, June 30, 1998 and September 30, 1998

                                                                     DATED                   FILED
                                                             ----------------------  ----------------------

Current Reports on Form 8-K................................  December 18, 1997       January 2, 1998
                                                             February 3, 1998        February 3, 1998
                                                             March 18, 1998          March 31, 1998
                                                             April 24, 1998          May 11, 1998
                                                             August 14, 1998         August 20, 1998
                                                             November 11, 1998       November 18, 1998

                                                                     DATED                   FILED
                                                             ----------------------  ----------------------

Amendments to Current Reports on Form 8-K..................  December 18, 1997       January 5, 1998
                                                             December 18, 1997       March 3, 1998
                                                             March 18, 1998          May 11, 1998
                                                             August 14, 1998         October 28, 1998

    Any documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus but before the end of any offering of securities made under this Prospectus will also be considered to be incorporated by reference.

    If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Written requests should be addressed to Benjamin Feldman, Esq., SL Green Realty Corp., 70 West 36(th) Street, New York, NY 10018.

                           INFORMATION ABOUT SL GREEN

    SL Green was the first fully integrated, self administered and self managed equity real estate investment trust ("REIT") to own, manage, lease, acquire and reposition only Class B office properties in Manhattan. We own all our assets and conduct substantially all our business through the Operating Partnership. We are the managing general partner of the Operating Partnership and as of September 30, 1998, we owned 90.80% of the outstanding partnership interests in the Operating Partnership. As used in this Prospectus, "SL Green," "the Company," "us" or "we" refers to SL Green Realty Corp. and its subsidiaries, including the Operating Partnership, and the "Operating Partnership" refers to SL Green Operating Partnership, L.P.

    The term "Class B" is generally used in the Manhattan office market to describe office properties which are more than 25 years old but are in good physical condition, enjoy widespread acceptance by high-quality tenants and are situated in desirable locations in Manhattan. Class B office properties can be distinguished from Class A properties in that Class A properties are generally newer properties with higher finishes and obtain the highest rental rates within their markets.

    A variety of tenants who do not require, desire or cannot afford Class A space are attracted to Class B office properties due to their prime locations, excellent amenities, distinguished architecture and relatively less expensive rental rates. Class B office space has historically attracted many smaller, growth oriented firms (many of which have fueled the recent growth in the New York metropolitan economy) and has played a critical role in satisfying the space requirements of particular industry groups in Manhattan, such as the advertising, apparel, business services, engineering, not-for-profit, "new media" and publishing industries. In addition, several areas of Manhattan, including many in which particular trades or industries traditionally congregate, are dominated by Class B office space and contain no or very limited Class A office space. Examples of such areas include the Garment District, the Flatiron District, the areas immediately south and north of Houston Street ("Soho" and "Noho", respectively), Chelsea, and the area surrounding the United Nations. Certain industries are significantly concentrated in such areas, including the following industries: new media, garment, toy, jewelry, interior decoration, antiques, giftware, contract furnishing and United Nations-related businesses. The concentration of such businesses creates strong demand for the available Class B office space in those locations.

    We were incorporated in the State of Maryland on June 10, 1997. Our executive offices are located at 70 West 36(th) Street, New York, New York 10018-8007 and our telephone number is (212) 594-2700.

                                  RISK FACTORS

    Set forth below are risks that we believe are material to investors who purchase or own common stock or preferred stock. We refer to the common stock and the preferred stock together as "securities" and the investors who own the securities as our "shareholders."

OUR DEPENDENCE ON THE MARKET FOR OFFICE SPACE IN MIDTOWN MANHATTAN COULD
  ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE

    Most of our office properties, which we refer to as our "Properties," are located in midtown Manhattan. As a result, our business (and our ability to make distributions to shareholders) is largely dependent on the condition of the New York City economy in general and the market for office space in midtown Manhattan, in particular. While recent demand for office space in midtown Manhattan has been strong, the the market for office space for midtown Manhattan has experienced downturns in the past, most recently in the late 1980's and the early 1990's, and a decline in the demand for office space in midtown Manhattan could adversely affect our business and, consequently, our ability to make distributions to shareholders. There can be no assurance as to the continued growth of the New York City economy, the continued strength of the market for office space in midtown Manhattan or the future growth rate of our business.

THERE CAN BE NO ASSURANCE THAT WE WILL EFFECTIVELY MANAGE OUR RAPID GROWTH

    We are currently growing rapidly. As of September 30, 1998, we owned interests in 18 office properties containing 6.25 million square feet. Our office portfolio grew by 182% (on a square footage basis) from the time of our initial public offering (our "IPO") in August 1997 through September 30, 1998. We plan to continue to acquire office properties in Manhattan at a pace commensurate with our ability to identify properties meeting our investment criteria and ability to fund such acquisitions. We plan on managing this growth by applying our experience to new properties and expect to be successful in that effort. If we do not effectively manage our rapid growth, however, we may not be able to make expected distributions to our shareholders.

OUR PERFORMANCE AND THE VALUE OF OUR SECURITIES ARE SUBJECT TO RISKS ASSOCIATED
  WITH THE REAL ESTATE INDUSTRY

    GENERAL. If our assets do not generate income sufficient to pay our expenses, service our debt and maintain our properties, we may not be able to make expected distributions to our shareholders. Several factors may adversely affect the economic performance and value of our properties. These factors include changes in the national, regional and local economic climate (including that of midtown Manhattan), local conditions such as an oversupply of office properties or a reduction in demand for office properties, the attractiveness of our properties to tenants, competition from other available office properties, changes in market rental rates and the need to periodically repair, renovate and relet space. Our performance also depends on our ability to collect rent from tenants and to pay for adequate maintenance, insurance and other operating costs (including real estate taxes), which could increase over time. Also, the expenses of owning and operating a property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. If a property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose on the mortgage and take the property. In addition, interest rate levels, the availability of financing, changes in laws and governmental regulations (including those governing usage, zoning and taxes) and the possibility of bankruptcies of tenants may adversely affect our financial condition.

    WE MAY BE UNABLE TO RENEW LEASES OR RELET SPACE AS LEASES EXPIRE. When our tenants decide not to renew their leases upon their expiration, we may not be able to relet the space. Even if tenants do renew or we can relet the space, the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. Over the next five years (through the end of 2003), leases will expire on approximately 38% of the rentable square feet at our Properties. If we are unable to promptly renew the leases or relet this space, or if the rental rates upon such renewal or reletting are significantly lower than expected rates, then our results of operations and financial condition will be adversely affected. Consequently, our cash flow and ability to service debt and make distributions to shareholders would be adversely affected.

    IN THE EVENT WE MAKE INVESTMENTS WITH THIRD PARTIES, WE MAY NOT CONTROL SUCH INVESTMENTS AND MAY BE DEPENDENT UPON A CO-VENTURER'S FINANCIAL CONDITION. From time to time, we may invest in properties with third parties. Depending upon how such investments are structured, we may have to share control of the direction of such investments with third parties whose economic interests and goals may be inconsistent with our economic interests and goals. In addition, we may be subject to risks relating to such third parties' financial condition, including the possibility that such third parties or co-venturers may become insolvent, seek protection in bankruptcy or otherwise fail to meet their financial obligations. Finally, under some circumstances, we may become liable for the actions or obligations of such third parties and co-venturers.

    THE EXPIRATION OF NET LEASES AND OPERATING SUBLEASES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. With respect to five of our Properties, we hold a long-term leasehold or operating sublease interest in the land and the improvements. Accordingly, unless we can purchase the subject real estate or extend the terms of these leases before their expiration, we will lose our interest in the improvements and land upon expiration of the leases.

    RELIANCE ON MAJOR TENANTS COULD ADVERSELY AFFECT OUR FINANCIAL
CONDITION. Giving effect to signed leases in effect as of September 30, 1998 for properties owned as of September 30, 1998, five tenants each accounted for more than 1.6% of our pro forma total annualized rental revenues and such tenants collectively accounted for approximately 11.3% of our total annualized rental revenues. Our business would be adversely affected if any of these tenants became insolvent, declared bankruptcy or otherwise refused to pay rent in a timely fashion or at all.

DEBT FINANCING, FINANCIAL COVENANTS, DEGREE OF LEVERAGE, AND INCREASES IN
  INTEREST RATES COULD ADVERSELY AFFECT OUR ECONOMIC PERFORMANCE

    SCHEDULED DEBT PAYMENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Our business is subject to risks normally associated with debt financing. Cash flow could be insufficient to pay distributions at expected levels and meet required payments of principal and interest. We may not be able to refinance existing indebtedness (which in virtually all cases requires substantial principal payments at maturity) and, if we can, the terms of such refinancing might not be as favorable as the terms of existing indebtedness. The total principal amount of our outstanding indebtedness was $133.4 million as of September 30, 1998. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow will not be sufficient in all years to repay all maturing debt. If prevailing interest rates or other factors at the time of refinancing (such as the possible reluctance of lenders to make commercial real estate loans) result in higher interest rates, increased interest expense would adversely affect cash flow and our ability to service debt and make distributions to shareholders.

    FINANCIAL COVENANTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the mortgagee could foreclose on the property, resulting in loss of income and asset value. The mortgages on our Properties contain customary negative covenants which, among other things, limit our ability, without the prior consent of the lender, to further mortgage the property, to enter into new leases or materially modify existing leases, and to discontinue insurance coverage. In addition, our credit facility contains certain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including total debt to assets ratios, secured debt to total assets ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations.

    RISING INTEREST RATES COULD ADVERSELY AFFECT OUR CASH FLOW. Advances under our revolving credit facility will bear interest at a variable rate. In addition, we may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance our debt at higher rates. Accordingly, increases in interest rates could increase our interest expense, which could adversely affect our ability to continue to make distributions to shareholders.

    OUR POLICY OF NO LIMITATION ON DEBT COULD ADVERSELY AFFECT OUR CASH
FLOW. September 30, 1998, our debt to market capitalization ratio ("Debt Ratio") was approximately 16.6% on a fully diluted basis, but we plan to increase our Debt Ratio in connection with future acquisitions. Our policy is to incur debt only if upon such incurrence our Debt Ratio would be 50% or less. However, our organizational documents do not contain any limitation on the amount of indebtedness we may incur. Accordingly, our Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary in order for us to continue to qualify as a REIT, or to provide capital for investment, if our Board of Directors determines that such an action is in the best interests of our business. If this policy were changed, we could become more highly leveraged, resulting in an increase in debt service that could adversely affect cash available for distribution to shareholders and could increase the risk of default on our indebtedness.

    We have established our debt policy relative to the total market capitalization of our business rather than relative to the book value of our assets. We use total market capitalization because we believe that the book value of our assets (which to a large extent is the depreciated original cost of our Properties, our primary tangible assets) does not accurately reflect our ability to borrow and to meet debt service requirements. Our market capitalization, however, is more variable than book value, and does not necessarily reflect the fair market value of our assets at all times. We also will consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of our Properties upon refinancing and the ability of particular Properties and our business as a whole to generate cash flow to cover expected debt service.

SHAREHOLDERS' ABILITY TO EFFECT CHANGES IN CONTROL OF OUR COMPANY IS LIMITED

    PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS COULD INHIBIT CHANGES IN CONTROL. Certain provisions of our Articles of Incorporation and Bylaws may delay or prevent a change in control of our Company or other transaction that could provide our shareholders with a premium over the then-prevailing market price of their stock or which might otherwise be in their best interests. These include a staggered Board of Directors and the Ownership Limit described below. Also, any future series of preferred stock may have certain voting provisions that could delay or prevent a change of control or other transaction that might involve a premium price or otherwise be good for our shareholders.

    WE HAVE A SHARE OWNERSHIP LIMIT FOR REIT TAX PURPOSES. To remain qualified as a REIT for federal income tax purposes, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws applicable to REITs) at any time during the last half of any year. To facilitate maintenance of our REIT qualification, our Articles of Incorporation, subject to certain exceptions, prohibit ownership by any single shareholder of more than 9.0% (in value or number of shares, whichever is more restrictive) of any class or series of stock. We refer to this as the "Ownership Limit." Our Articles of Incorporation permit our Board of Directors to increase the Ownership Limit with respect to any class or series of stock. Further, our Board of Directors must waive or modify the Ownership Limit with respect to a shareholder who would not be treated as an "individual" for purposes of the tax code if such shareholder's ownership in excess of the limit will not cause a shareholder who is an individual to be treated as owning stock in excess of the Ownership Limit or otherwise jeopardize our REIT status. Absent any such exemption or waiver, stock acquired or held in violation of the Ownership Limit will be transferred to a trust for the exclusive benefit of a designated charitable beneficiary, and the shareholder's rights to distributions and to vote would terminate. Such shareholder would be entitled to receive, from the proceeds of any subsequent sale of the shares transferred to the charitable trust, the lesser of (i) the price paid for the stock or, if the owner did not pay for the stock (for example, in the case of a gift, devise or other such transaction), the market price of the stock on the date of the event causing the stock to be transferred to the charitable trust or (ii) the amount realized from such sale. A transfer of stock may be void if it causes a person to violate the Ownership Limit. The Ownership Limit could delay or prevent a change in control and, therefore, could adversely affect our shareholders' ability to realize a premium over the then-prevailing market price for their stock.

    FUTURE ISSUANCES OF COMMON STOCK COULD DILUTE EXISTING SHAREHOLDERS' INTERESTS. Our Articles of Incorporation authorize our Board of Directors to issue additional shares of common stock without shareholder approval. Any such issuance could dilute our existing shareholders' interests.

    CERTAIN PROVISIONS OF MARYLAND LAW COULD INHIBIT CHANGES IN
CONTROL. Certain provisions of the Maryland General Corporation Law (known as the "MGCL") may have the effect of inhibiting a third party from making an acquisition proposal for our company or of impeding a change in control of our company under circumstances that otherwise could provide holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares.

OUR DEPENDENCE ON SMALLER AND GROWTH-ORIENTED BUSINESSES TO RENT CLASS B OFFICE
  SPACE COULD ADVERSELY AFFECT OUR CASH FLOW

    Many of the tenants in our Properties are smaller, growth-oriented businesses that may not have the financial strength of larger corporate tenants. Smaller companies generally experience a higher rate of failure than large businesses. Growth-oriented firms may seek other office space, including Class A space, as they develop. Dependence on these companies could create a higher risk of tenant defaults and bankruptcies, which could adversely affect our distributable cash flow and ability to continue to make distributions to shareholders.

CONFLICTS OF INTEREST IN CONNECTION WITH THE FORMATION TRANSACTIONS AND THE
  BUSINESS OF THE COMPANY

    Stephen L. Green, members of his immediate family and other parties who contributed property during our formation may experience more adverse tax consequences than other shareholders or unitholders in the event we sell, or reduce the mortgage indebtedness on, any of our Properties. As a result, such unitholders' objectives with regard to the timing and pricing of any sale, or reduction of the mortgage indebtedness on, any of our Properties may be different or adverse to other shareholders and unitholders. As of September 30, 1998 Mr. Green and members of his immediate family beneficially owned 8.1% of the outstanding units of the Operating Partnership. As used herein, "units" refers to units of limited partnership in the Operating Partnership and "unitholders" refers to the holders of such units.

    FAILURE TO ENFORCE TERMS OF CONTRIBUTION AND OTHER AGREEMENTS. The transactions, which we call the "Formation Transactions," which resulted in our formation and initial public offering in August, 1997 were not negotiated at arm's length. The representations and warranties made by entities which contributed property to us in the formation transactions and the indemnification provided to us for breaches of such representations and warranties might not be as good as they might have been had they been negotiated at arm's length. In addition, because Mr. Green and other members of management were affiliates of certain entities which contributed properties in the Formation Transactions, and received units in return, Mr. Green and such members of management have a conflict of interest with respect to their obligations as directors or executive officers of SL Green in enforcing the terms (including customary representations and warranties as to ownership and operations) of the agreement pursuant to which such Properties were contributed to our company. The failure to enforce the material terms of those agreements, particularly the indemnification provisions for breaches of representations and warranties, could result in a monetary loss to us, which could have a material adverse effect on our financial condition or results of operations. In addition, the aggregate liability of Mr. Green and other members of management under those agreements is limited to approximately $20 million (the initial value of the units they received in the Formation Transactions based on the IPO price of the common stock) with no liability being assumed until the aggregate liability exceeds $250,000. In addition, Mr. Green, David J. Nettina, Nancy A. Peck, Steven H. Klein, Benjamin
P. Feldman, Marc Holliday and Gerard Nocera have entered into employment and noncompetition agreements with us pursuant to which they have agreed, among other things, not to engage in certain business activities in competition with us. To the extent that we choose to enforce our rights under any of these agreements, we may determine to pursue available remedies, such as actions for damages or injunctive relief, less vigorously than we otherwise might because of our desire to maintain our ongoing relationship with the individual involved.

    CONFLICTS OF INTEREST WITH AFFILIATES. Two entities owned by one of Mr. Green's sons (First Quality Maintenance, L.P. and Classic Security LLC) currently provide cleaning and security services to office properties, including our Properties. Although we believe that the terms and conditions of the contracts pursuant to which these services are provided are no less favorable to us than those which could be obtained from a third party providing comparable services, such contracts are not the result of arm's length negotiations and, therefore, there can be no assurance to this effect. We have adopted certain policies relating to conflicts of interest. These policies include a resolution adopted by our Board of Directors that requires all transactions in which executive officers or directors have a material conflicting interest to that of SL Green to be approved by a majority of the disinterested directors or by the holders of a majority of the shares of common stock held by disinterested shareholders. There can be no assurance, however, that these policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

    OUTSIDE INTERESTS OF OFFICERS AND DIRECTORS COULD CONFLICT WITH OUR INTERESTS. Certain of our officers and directors own direct and indirect interests in office properties and other real estate assets and these interests may give rise to certain conflicts of interest concerning the fulfillment of their responsibilities as officers and directors of SL Green.

WE RELY ON KEY PERSONNEL WHOSE CONTINUED SERVICE IS NOT GUARANTEED

    We are dependent on the efforts of our executive officers, Mr. Green, Nancy
A. Peck, David J. Nettina, Steven H. Klein, Benjamin P. Feldman, Gerard Nocera, Ann Iseley and Marc Holliday. The loss of their services could have a material adverse effect on our operations. Mr. Green has interests in various properties in Manhattan and a property located in Pennsylvania. It is expected that Mr. Green will not devote a substantial amount of time to the management or operation of these other properties and these other properties are exempt from the non-competition provisions of Mr. Green's employment and non-competition agreement. Each of our executive officers, except Ms. Iseley, has entered into an employment and noncompetition agreement with us which provides, among other items, that each such person will devote substantially all of his or her business time to our company.

SHAREHOLDER APPROVAL IS NOT REQUIRED TO CHANGE OUR POLICIES

    Our investment, financing, borrowing and distribution policies and our policies with respect to all other activities, including qualification as a REIT, growth, debt, capitalization and operations, are determined by our Board of Directors. Although it has no present intention to do so, our Board of Directors may amend or revise these policies at any time and from time to time at its discretion without a vote of our shareholders. A change in these policies could adversely affect our financial condition, results of operations or the market price of the common stock.

LIMITATIONS ON ABILITY TO SELL OR REDUCE THE MORTGAGE INDEBTEDNESS ON CERTAIN
  PROPERTIES COULD ADVERSELY AFFECT THE VALUE OF THE STOCK

    We have agreed to certain restrictions relating to future transactions involving three of our Properties, which we call the "Lock-out Provisions." Pursuant to the Lock-out Provisions, we generally may not sell our interest in, or earlier than one year prior to maturity, reduce the mortgage indebtedness (other than pursuant to scheduled amortization) on 673 First Avenue, 470 Park Avenue South or 711 Third Avenue during the Lock-out Period without the approval of unit holders holding at least 75% of the units issued in consideration of such properties. In addition, during the Lock-out Period, we are obligated to use commercially reasonable efforts, beginning one year prior to the stated maturity, to refinance at maturity (on a basis that is nonrecourse to the Operating Partnership and us, with the least amount of principal amortization as is available on commercially reasonable terms) the mortgage indebtedness secured by each of these Properties at not less than the principal amount outstanding on the maturity date. Finally, during the Lock-out Period, we may not incur debt secured by any of these Properties if the amount of the new debt would exceed the greater of 75% of the value of the property securing the debt or the amount of existing debt being refinanced (plus costs associated therewith). As used herein "Lock-Out Period" refers to the time period during which restrictions contained in the Lock Out Provisions apply.

    The Lock-out Provisions may impair our ability to take actions during the Lock-out Period that would otherwise be in your best interests and, therefore, may have an adverse impact on the value of the stock (relative to the value that would result if the Lock-out Provisions did not exist). In particular, the Lock-out Provisions could preclude the Operating Partnership (and thus us) from participating in certain major transactions that could result in a disposition of the Operating Partnership's assets or a change in control of our company even though such disposition or change in control might be in the best interests of the shareholders.

    We anticipate that, in connection with future acquisitions of interests in properties in which we use units as consideration, we may agree to similar limitations on our ability to sell, or reduce the amount of mortgage indebtedness on, such acquired properties, which may increase our leverage. Such limitations may impair our ability to take actions that would otherwise be in the best interests of shareholders and, therefore, may have an adverse impact on the value of our securities (relative to the value that would result if such limitations did not exist).

FAILURE OF THE COMPANY TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE
  CONSEQUENCES TO OUR SHAREHOLDERS

    We believe that, since our IPO in August 1997, we have qualified for taxation as a REIT for federal income tax purposes. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from certain sources that are itemized in the REIT tax laws. We are also required to distribute to shareholders at least 95% of our REIT taxable income (excluding capital gains). The fact that we hold our assets through the Operating Partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible for us to remain qualified as a REIT. We do not believe, however, that any pending or proposed tax law changes would jeopardize our REIT status.

    If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to shareholders. This would likely have a significant adverse affect of the value of our securities. In addition, we would no longer be required to make any distributions to shareholders.

THE FINANCIAL CONDITION OF THIRD-PARTY PROPERTY MANAGEMENT, LEASING AND
  CONSTRUCTION BUSINESSES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

    In order to maintain and preserve our status as a REIT, we cannot provide certain services directly to tenants of properties that we do not wholly own. These services include management, leasing and construction services. Rather than providing such services ourself, we have non-controlled subsidiaries, which we refer to as the "Services Corporations," provide such services. These Service Corporations are: S.L. Green Management Corp., S.L. Green Leasing, Inc. and Emerald City Construction Corp. The Service Corporations perform, respectively, management, leasing and construction services for properties which we do not own, and are referred to, respectively, as the "Management Corporation," the "Leasing Corporation" and the "Construction Corporation." We are subject to the risks associated with the management, leasing and construction businesses that are conducted by our Service Corporations, in which the Operating Partnership holds a 95% economic interest. These risks include the risk that management and leasing contracts with third party property owners will not be renewed upon expiration (or will be canceled pursuant to cancellation options) or will not be renewed on terms at least as favorable to us as current terms, that the rental revenues upon which management, leasing and construction fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties we service, and that leasing and construction activity generally will decline. Since our IPO, 11 management and leasing contracts with third party property owners have been cancelled, representing an aggregate decrease of approximately $0.9 million in annual revenue. In order to focus on the management and leasing of our Properties, we do not intend to seek to replace the contracts or to pursue other third party management and leasing opportunities. Each of these developments could adversely affect the revenues of the Management Corporation and the Leasing Corporation and could adversely affect our ability to continue to make expected distributions to our shareholders.

    The Service Corporation LLC owns 100% of the voting common stock (representing 5% of the economic interest) of each of the Service Corporations. As a result, we do not have the ability to elect or remove any members of the board of directors of the Management Corporation, the Leasing Corporation or the Construction Corporation, and, therefore, our ability to influence the day-to-day decisions of the Service Corporations is limited. As a result, the boards of directors or management of the Service Corporations may implement business policies or decisions that might not have been implemented by persons elected by us and that are adverse to our interests or that lead to adverse financial results, which could adversely affect our ability to make expected distributions to shareholders.

WE ARE DEPENDENT ON EXTERNAL SOURCES OF CAPITAL

    To qualify as a REIT, we must distribute to our shareholders each year at least 95% of our net taxable income (excluding any net capital gain). Because of these distribution requirements, it is not likely that we will be able to fund all future capital needs, including acquisitions, from income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings. In addition, we anticipate having to raise money in the public equity and debt markets with some regularity, and our ability to do so will be dependent upon the general conditions prevailing in such markets. Recent conditions have demonstrated that conditions may exist which effectively prevent us, and REITs in general, from accessing such markets. Moreover, additional equity offerings may result in substantial dilution of security-holders' interests, and additional debt financing may substantially increase our leverage.

                                USE OF PROCEEDS

    The net proceeds to us from the sale of the securities offered hereby will be used for general corporate purposes, which may include the repayment of existing indebtedness, the development or acquisition of additional properties as suitable opportunities arise and the renovation, expansion and improvement of our existing properties. Further details relating to the use of the net proceeds will be set forth in the applicable Prospectus Supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    Our ratios of earnings to fixed charges are as follows:

                                                 SL GREEN REALTY CORP.                        SL GREEN PREDECESSOR(1)
                                                     (CONSOLIDATED)                                 (COMBINED)
                                     ----------------------------------------------  -----------------------------------------

                                       NINE MONTHS ENDED      AUGUST 21, 1997 TO      JANUARY 1,1997 TO       YEARS ENDED
                                      SEPTEMBER 30, 1998       DECEMBER 31, 1997       AUGUST 20, 1997        DECEMBER 31,
                                     ---------------------  -----------------------  -------------------  --------------------
                                                                                                            1996       1995
Ratio of Earnings to Fixed Charges
  (2)..............................             1.65                    3.96                   0.98            0.61       0.22



                                       1994       1993
Ratio of Earnings to Fixed Charges
  (2)..............................       0.45       0.86

------------------------

(1) The SL Green Predecessor is not a legal entity but rather a combination of real estate properties and affiliated real estate management, construction and leasing entities under common control and management of Mr. Green.

(2) Prior to completion of the IPO on August 20, 1997, the SL Green Predecessor operated in a manner as to minimize net taxable income to the owners. The IPO and the related Formation Transactions permitted us to deleverage our properties significantly, resulting in a significantly improved ratio of earnings to fixed charges.

    The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges, which includes 100% of majority owned non-combined entities of the SL Green Predecessor. For this purpose, earnings consist of income (loss) before gains from sale of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs and rental expense deemed to represent interest expense.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The Company's Articles of Incorporation (the "Charter") provide that the Company may issue up to 100 million shares of common stock, $.01 par value per share. Subject to the provisions of the Charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. On September 30, 1998, there were 23,951,826 shares of common stock outstanding.

    All shares of common stock offered hereby have been duly authorized, and will be fully paid and nonassessible. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding excess stock, holders of shares of common stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

    Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding excess stock, shares of common stock will have equal dividend, liquidation and other rights.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION

    The Charter authorizes the Board of Directors to reclassify any unissued shares of common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

    The Board of Directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The Company believes that classified directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board of Directors. The use of a staggered board may delay or defer a change in control of the Company or removal of incumbent management.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding common stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year and the common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). To satisfy the above ownership requirements and certain other requirements for qualification as a REIT, the Board of Directors has adopted, and the shareholders prior to the IPO approved, a provision in the Charter restricting the ownership or acquisition of shares of common stock. See "Restrictions on Ownership of Capital Stock."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is the American Stock Transfer & Trust Company.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    The Charter provides that the Company may issue up to 25 million shares of preferred stock, $.01 par value per share. On September 30, 1998 there were 4,600,000 shares of preferred stock outstanding.

    The following description of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any Prospectus Supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and Bylaws of the Company and any applicable articles supplementary to the Charter designating terms of a series of preferred stock (a "Designating Amendment").

    The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Although the Board of Directors has no such intention at the present time, it could establish a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide the Company with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

TERMS

    Subject to the limitations prescribed by the Charter, the Board of Directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The preferred stock will, when issued, be fully paid and nonassessible by the Company and will have no preemptive rights.

    Reference is made to the Prospectus Supplement relating to the series of preferred stock offered thereby for the specific terms thereof, including:

    - The title and stated value of such preferred stock;

    - The number of shares of such preferred stock, the liquidation preference per share of such preferred stock and the offering price of such preferred stock;

    - The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

    - The date from which dividends on such preferred stock shall accumulate, if applicable;

    - The procedures for any auction and remarketing, if any, for such preferred stock;

    - The provision for a sinking fund, if any, for such preferred stock;

    - The provision for redemption, if applicable, of such preferred stock;

    - Any listing of such preferred stock on any securities exchange;

    - The terms and conditions, if applicable, upon which such preferred stock may or will be convertible into common stock of the Company, including the conversion price (or manner of calculation thereof);

    - The relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    - Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

    - A discussion of federal income tax considerations applicable to such preferred stock; and

    - Any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

RANK

    Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank: (i) senior to all classes or series of common stock and to all equity securities issued by the Company the terms of which provide that such equity securities shall rank junior to such preferred stock; (ii) on a parity with all equity securities issued by the Company other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities issued by the Company which the terms of such preferred stock provide will rank senior to it. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Unless otherwise specified in the applicable Prospectus Supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

    Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash dividends in such amounts and on such dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors.

    Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the related dividend period and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series of preferred stock are declared payable on any future dividend payment date.

    If preferred stock of any series is outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of such series for any period unless (i) if such series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods and the then current dividend period or (ii) if such series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of such series, all dividends declared upon the preferred stock of such series and any other series of preferred stock ranking on a parity as to dividends with such preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of such series and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of such series and such other series of preferred stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of common stock or other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common stock, or any other capital stock of the Company ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation, nor shall any shares of common stock, or any other capital stock of the Company ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except) (i) by conversion into or exchange for other capital stock of the Company ranking junior to the preferred stock of such series as to dividends and upon liquidation or (ii) redemption's for the purpose of preserving the Company's status as a REIT).

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the preferred stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of such preferred stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such preferred stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable prospectus supplement.

    Notwithstanding the foregoing, unless (i) if such series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of preferred stock shall be redeemed unless all outstanding preferred stock of such series is simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of preferred stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series. In addition, unless (i) if such series of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire, directly or indirectly, any shares of preferred stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the preferred stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of preferred stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series.

    If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the preferred stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of preferred stock to be redeemed from each such holder. If notice of redemption of any preferred stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accumulate on such preferred stock, and all rights of the holders of such preferred stock will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (referred to herein as a "liquidation"), then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of capital stock of the Company ranking junior to the preferred stock of such series in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such preferred stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accumulated and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no rights or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock of such series and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with such preferred stock in the distribution of assets, then the holders of such preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    The consolidation or merger of the Company with or into any other entity, or the merger of another entity with or into the Company, or a statutory share exchange by the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Whenever dividends on any series of preferred stock shall be in arrears for six or more quarterly periods, the holders of such preferred stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of preferred stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of preferred stock has a cumulative dividend, all dividends accumulated on such shares of preferred stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of preferred stock does not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such cases, the entire Board of Directors will be increased by two directors.

    Unless provided otherwise for any series of preferred stock, so long as any shares of such preferred stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, or reclassify any authorized capital stock of the Company into such stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such stock; or (ii) amend, alter or repeal the provisions of the Charter or the Designating Amendment for such series of preferred stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above, so long as such series of preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of holders of such series of preferred stock; and provided, further, that (x) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or (y) any increase in the amount of authorized shares of such series of preferred stock or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of such series of preferred stock shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock will be set forth in the applicable Prospectus Supplement. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

SHAREHOLDER LIABILITY

    As discussed above under "Description of Common Stock--General," applicable Maryland law provides that no shareholder, including holders of preferred stock, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

    As discussed below under "Restrictions on Ownership of Capital Stock," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Therefore, the Designating Amendment for each series of preferred stock may contain provisions restricting the ownership and transfer of such preferred stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of preferred stock.

REGISTRAR AND TRANSFER AGENT

    The Registrar and Transfer Agent for the preferred stock is the American Stock Transfer & Trust Company.

                   RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

EXCESS STOCK

    The Charter provides that the Company may issue up to 75 million shares of excess stock, par value $.01 per share. For a description of excess stock, see "--Restrictions on Ownership" below.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Pursuant to the Code, common stock held by certain types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, partnerships, trusts and corporations, will be attributed to the beneficial owners of such entities for purposes of the Five or Fewer Requirement (I.E., the beneficial owners of such entities will be counted as shareholders of the Company).

    In order to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the Charter, subject to certain exceptions, provides that no shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% (the "Ownership Limit") of the aggregate number or value of the Company's outstanding shares of common stock. Limitations on the ownership of preferred stock may also be imposed by the Company. See "Description of Preferred Stock--Restrictions on Ownership." Any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's REIT status and the Board of Directors otherwise decides that such action is in the best interest of the Company.

    Shares of capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be converted into shares of excess stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code (the "Charitable Beneficiary"). The trustee of the trust will be deemed to own the excess stock for the benefit of the Charitable Beneficiary on the date of the violative transfer to the original transferee-shareholder. Any dividend or distribution paid to the original transferee-shareholder of excess stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Charter shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void AB INITIO with respect to the original transferee-shareholder and shall instead be paid to the trustee of the trust for the benefit of the Charitable Beneficiary. Any vote cast by an original transferee-shareholder of shares of capital stock constituting excess stock prior to the discovery by the Company that shares of capital stock have been transferred in violation of the provisions of the Company's Charter shall be rescinded as void AB INITIO. While the excess stock is held in trust, the original transferee-shareholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the Charitable Beneficiary. The trustee of the trust may transfer the interest in the trust representing the excess stock to any person whose ownership of the shares of capital stock converted into such excess stock would be permitted under the Ownership Limit. If such transfer is made, the interest of the Charitable Beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-shareholder and to the Charitable Beneficiary as described herein. The original transferee-shareholder shall receive the lesser of (i) the price paid by the original transferee-shareholder for the shares of capital stock that were converted into excess stock or, if the original transferee-shareholder did not give value for such shares (E.G., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of capital stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the trustee from the sale or other disposition of the excess stock held in trust. The trustee may reduce the amount payable to the original transferee-shareholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-shareholder and are owed by the original transferee-shareholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-shareholder shall be paid by the trustee to the Charitable Beneficiary. Any liquidation distributions relating to excess stock shall be distributed in the same manner as proceeds of a sale of excess stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-shareholder of any shares of excess stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the shares of excess stock and to hold the shares of excess stock on behalf of the Company.

    In addition, the Company will have the right, for a period of 90 days during the time any shares of excess stock are held in trust, to purchase all or any portion of the shares of excess stock at the lesser of (i) the price initially paid for such shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for such shares (E.G., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of excess stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the average closing price for the class of stock from which such shares of excess stock were converted for the ten trading days immediately preceding the date the Company elects to purchase such shares. The Company may reduce the amount payable to the original transferee-shareholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-shareholder and are owed by the original transferee-shareholder to the trustee. The Company may pay the amount of such reductions to the trustee for the benefit of the Charitable Beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-shareholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

    These restrictions will not preclude settlement of transactions through the New York Stock Exchange.

    All certificates representing shares of stock will bear a legend referring to the restrictions described above.

    Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock of the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interest of the Company.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

    The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its shareholders. For the particular provisions that govern the federal income tax treatment of the Company and its shareholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

    Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its shareholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its shareholders.

    In any year in which the Company qualifies to be taxed as a REIT, distributions made to its shareholders out of current or accumulated earnings and profits will be taxed to shareholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the shareholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the shareholder's common stock or preferred stock, with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of that common stock or preferred stock. Beginning in 1998, the Company may elect to retain long-term capital gains and pay corporate-level income tax on them and treat the retained gains as if they had been distributed to shareholders. In such case, each shareholder would include in income, as long-term capital gain, its proportionate share of the undistributed gains and would be deemed to have paid its proportionate share of the tax paid by the Company with respect thereto. In addition, the basis for a shareholder's common stock or preferred stock would be increased by the amount of the undistributed long-term capital gain included in its income, less the amount of the tax it is deemed to have paid with respect thereto.

    Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

                              PLAN OF DISTRIBUTION

    The Company may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

    Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of securities, and any discounts, concessions for commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company and the Operating Partnership will authorize dealers acting as their agents to solicit offers by certain institutions to purchase securities from them at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company and the Operating Partnership. Contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and the Operating Partnership and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the issuance of the securities offered hereby and certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Brown & Wood LLP, New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules as of December 31, 1997 and for the period August 21, 1997 (date of commencement of operations) to December 31, 1997; the combined financial statements of the SL Green Predecessor as of December 31, 1996 and for the period January 1, 1997 to August 20, 1997 and each of the two years in the period ended December 31, 1996 and the combined financial statements of the uncombined joint ventures of the SL Green Predecessor as of December 31, 1996 and for the period January 1, 1997 to August 20, 1997 and for each of the two years in the period ended December 31, 1996 included in our Annual Report on Form 10-K; the statements of revenues and certain expenses for the property at 17 Battery Place located in the Borough of Manhattan for the year ended December 31, 1996 included in our Current Report on Form 8-K/A dated December 18, 1997; the statements of revenues and certain expenses for the properties at 440 Ninth Avenue, 38 East 30(th) Street and the leasehold interest in the property at 711 Third Avenue, located in the Borough of Manhattan for the year ended December 31, 1997, the statement of revenues and certain expenses for the property at 116 Nassau Street in the Borough of Brooklyn for the year ended December 31, 1997 and the statement of revenues and certain expenses for the property at 321 West 44(th) Street in the Borough of Manhattan for the year ended June 30, 1997, included in our Current Report on form 8-K dated April 24, 1998 the statements of revenues and certain expenses for the property at 1466 Broadway and the leasehold interest in the property at 420 Lexington Avenue in the Borough of

Manhattan for the year ended December 31, 1997 included in our Current Report on form 8-K/A dated March 18, 1998 and the statement of revenues and certain expenses for the property at 1412 Broadway located in the Borough of Manhattan for the year ended April 30, 1998 included in our Current Report on form 8-K/A dated August 14, 1998, as set forth in their reports which are incorporated in this registration statement by reference. Our consolidated financial statements and the financial statements mentioned above are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following sets forth the estimated expenses in connection with the issuance and distribution of the Registrant's securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant:

Securities and Exchange Commission registration fee............  $111,200.00
Printing and engraving expenses................................   10,000.00
NASD fees......................................................   30,500.00
Legal fees and expenses........................................   50,000.00
Accounting fees and expenses...................................   25,000.00
Blue Sky fees and expenses.....................................    5,000.00
Miscellaneous..................................................   15,000.00
                                                                 ----------
      Total....................................................  $246,700.00
                                                                 ----------
                                                                 ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Maryland General Corporation Law, as amended from time to time (the "MGCL"), permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Amended and Restated Articles of Incorporation contain such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

    The Amended and Restated Articles of Incorporation authorize SL Green, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of SL Green and at the request of SL Green, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws of SL Green obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of SL Green and at the request of SL Green, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Amended and Restated Articles of Incorporation and Bylaws also permit SL Green to indemnify and advance expenses to any person who served a predecessor of SL Green in any of the capacities described above and to any employee or agent of SL Green or a predecessor of SL Green.

    The MGCL requires a corporation (unless its charter provides otherwise, which the Amended and Restated Articles of Incorporation do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires SL Green, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by SL Green as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by SL Green if it shall ultimately be determined that the standard of conduct was not met.

    SL Green has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that SL Green indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, SL Green must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under SL Green's directors' and officers' liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded the Bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or the shareholders to eliminate the rights they provide.

ITEM 16. EXHIBITS.

1.1        -- Form of Underwriting Agreement.(1)

4.1        -- Form of Designating Amendment for Preferred Stock.(1)

5.1        -- Opinion of Brown & Wood LLP as to the legality of the Securities.

8.1        -- Opinion of Brown & Wood LLP as to tax matters.

12.1       -- Calculation of Ratios of Earnings to Fixed Charges.

23.1       -- Consent of Brown & Wood LLP (included in Exhibit 1).

23.2       -- Consent of Ernst & Young LLP.

24.1       -- Power of attorney (included on signature page of this Registration Statement).

------------------------

(1) To be filed by amendment or incorporated by reference in connection with the offering of Securities.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, SL Green Realty Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, on December 7, 1998.

                                SL GREEN REALTY CORP.

                                By:             /s/ DAVID J. NETTINA
                                     ------------------------------------------
                                                  David J. Nettina
                                                     PRESIDENT

    KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of SL Green Realty Corp. hereby severally constitute Stephen L. Green, Benjamin P. Feldman and Ann Iseley, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and directors to enable SL Green Realty Corp. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                        TITLE                         DATE
------------------------------------------------------  -----------------------------------  --------------------

                 /s/ STEPHEN L. GREEN                   Chief Executive Officer and
     -------------------------------------------          Chairman of the Board of             December 7, 1998
                   Stephen L. Green                       Directors

                 /s/ DAVID J. NETTINA                   President and Chief Operating
     -------------------------------------------          Officer (principal executive         December 7, 1998
                   David J. Nettina                       officer)

                                                        Executive Vice President and Chief
                    /s/ ANN ISELEY                        Financial Officer (principal
     -------------------------------------------          financial officer and principal      December 7, 1998
                      Ann Iseley                          accounting officer)

               /s/ BENJAMIN P. FELDMAN
     -------------------------------------------        Director                               December 7, 1998
                 Benjamin P. Feldman

                /s/ JOHN H. ALSCHULER
     -------------------------------------------        Director                               December 7, 1998
                  John H. Alschuler

             /s/ EDWIN THOMAS BURTON, III
     -------------------------------------------        Director                               December 7, 1998
               Edwin Thomas Burton, III

                   /s/ JOHN S. LEVY
     -------------------------------------------        Director                               December 7, 1998
                     John S. Levy

                                 EXHIBIT INDEX

  EXHIBITS                                                           DESCRIPTION
-----------             -----------------------------------------------------------------------------------------------------
       1.1      --      Form of Underwriting Agreement.(1)
       4.1      --      Form of Designating Amendment for Preferred Stock.(1)
       5.1      --      Opinion of Brown & Wood LLP as to the legality of the Securities.
       8.1      --      Opinion of Brown & Wood LLP as to tax matters.
      12.1      --      Calculation of Ratios of Earnings to Fixed Charges.
      23.1      --      Consent of Brown & Wood LLP (included in Exhibit 5.1).
      23.2      --      Consent of Ernst & Young LLP.
      24.1      --      Power of attorney (included on signature page of this Registration Statement).

------------------------

(1) To be filed by amendment or incorporated by reference in connection with the offering of Securities.